Exhibit 13.14

CLOSED-END FUND SERVICES AGREEMENT

THIS AGREEMENT is made as of this 1st day of February, 2022, by and between THE KAYNE ANDERSON CLOSED-END FUNDS, as listed on Schedule A (each a "Fund" and collectively the “Funds”), and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

WHEREAS, each Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHERAS, each Fund desires that Ultimus perform certain administration and fund accounting services for such Fund; and

WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	RETENTION OF ULTIMUS.

Each Fund hereby retains Ultimus to act as the administrator and fund accountant and to furnish the services as set forth below. Ultimus hereby accepts such employment to perform such duties.

2.	ADMINISTRATION SERVICES.

Ultimus shall provide each Fund with regulatory reporting services; shall provide all necessary office space, equipment, personnel, compensation and facilities for handling the affairs of such Fund; and shall provide such other services as such Fund may request that Ultimus perform consistent with its obligations under this Agreement. Without limiting the generality of the foregoing, Ultimus shall, with respect to each Fund:

(a)	Consult with the Fund's officers, registered independent public accounting firm, legal counsel, custodian, accounting agent and transfer agent in establishing and maintaining the accounting policies of the Fund;

(b)	Oversee the maintenance by the Fund's custodian of certain books and records of the Fund as required under the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board) such other books and records (other than those maintained by the investment adviser and other Fund service providers) required by law or for the proper operation of the Fund;

(c)	Review the appropriateness of and arrange for the payment of the Fund's expenses;

(d)	Oversee and review calculations of fees paid to Ultimus, the Fund's investment adviser, its custodian, and any other service providers of the Fund as determined and recorded by the Fund's accounting agent;

(e)	Prepare, maintain and disseminate total return performance calculations on at least a quarterly basis;

(f)	Prepare for review and approval by officers of the Fund, financial information for the Fund's quarterly, semi-annual, annual and other periodic reports, proxy statements and other communications with shareholders required or otherwise to be sent to the Fund's shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

(g)	Prepare for review by an officer of the Fund, the Fund's reports required to be incorporated into and filed with the Securities and Exchange Commission ("SEC") on Forms N-CEN, N-Q (or, at such time as required by the SEC, N-PORT), N-CSR, Form N-2, and such other reports, forms, or filings, as may be mutually agreed upon;

(h)	Prepare the financial information for certain SEC filings (e.g., proxy statements), review such filings as prepared by the Fund's counsel in their entirety and provide comments to the Fund's management and other appropriate parties (e.g., legal counsel);

(i)	Provide information to assist in the preparation and the filing of the Fund's federal, state and local income tax returns and any other required tax return;

(j)	Prepare, distribute and file with the Internal Revenue Service, Form 1099-MISC for payments made to the Fund's directors, legal counsel and independent registered public accounting firm, as applicable;

(k)	Ensure proper notification accompanying dividend and distribution payment(s), if applicable, and year-end reporting of such dividends and distributions;

(l)	Develop and implement procedures to assist the investment adviser in monitoring, on a periodic basis, compliance with regulatory requirements and the Fund's investment objectives, policies and restrictions as set forth in the Fund's registration statement and as amended by the Board and by the Fund's shareholders;

(m)	Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board;

(n)	Review of dividend and distribution notifications sent to Fund shareholders;

(o)	Assist the Fund in obtaining any required insurance;

(p)	File with the SEC the fidelity bond and arrange for the preparation of a memorandum or other appropriate correspondence that outlines the terms and conditions of such policy;

(q)	Prepare such financial information reports as may be required by any stock exchange or exchanges on which the Fund's shares are listed;

(r)	Monitor any share repurchase program the Fund may engage in, including the timely reporting of such information to any stock exchange or exchanges on which the Fund's shares are listed;

(s)	Draft the notice and agenda for any regularly scheduled board meetings, audit committee meeting or other meetings of committees of the board. Such notices and agendas will be subject to the approval of Fund counsel and Fund management prior to the distribution to the Board or any committee members thereof;

(t)	Assist Fund management and Fund counsel in the coordination of the production and distribution of the board materials to the directors, officers and other directly-interested parties (e.g., legal counsel, independent registered public accounting firm) and provide meeting facilities, if necessary;

(u)	Review drafts of the minutes of meetings of the Board (including committees thereof) and shareholder meetings as prepared by Fund counsel or other competent parties, incorporating comments and revisions received from Fund management, Fund counsel and other interested parties;

(v)	Manage the process with respect to the shareholder meetings. Specifically, arrange for the solicitation of proxies (including engaging a proxy solicitor), assist with the tabulation of votes, and provide the meeting facilities, if necessary;

(w)	Gather news and market updates on the Fund;

(x)	Respond to or refer to the Fund's officers or its transfer agent, shareholder inquiries relating to the Fund;

(y)	Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund's investment adviser, its custodian, transfer agent, legal counsel or independent registered public accounting firm;

(z)	Make such reports and recommendations to the Board concerning the performance and fees of the Fund's other service providers as the Board may reasonably request or deem appropriate;

(aa)	Provide communication and coordination services with regard to the Fund's investment adviser, its transfer agent, custodian and other service providers that render recordkeeping or shareholder communication services to the Fund; and

(bb)	Provide such assistance to the Fund's investment adviser, its custodian, transfer agent, legal counsel and independent registered public accounting firm as generally may be required to properly carry on the business and operations of the Fund.

3.	FUND ACCOUNTING SERVICES

Ultimus will provide each Fund with the fund accounting services as set forth below:

(a)	MAINTENANCE OF BOOKS AND RECORDS.

Ultimus shall maintain and keep current the accounts, books, records and other documents relating to each Fund's financial and portfolio transactions as may be required by the rules and regulations of the SEC adopted under Section 31 (a) of the 1940 Act.

Ultimus shall cause the subject records of each Fund to be maintained and preserved pursuant to the requirements of the 1940 Act.

(b)	PERFORMANCE OF ACCOUNTING SERVICES.

In addition to the maintenance of the books and records specified above, Ultimus shall perform the following accounting services for each Fund:

(i)	Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 3(b)(ii) below;

(ii)	Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from the Fund's investment adviser or its designee, as approved by the Fund's Board of Directors (hereafter referred to as "Directors");

(iii)	Verify and reconcile with the Fund's custodian all trade activity; (iv) Compute, as appropriate, the Fund's net income and capital gains;

(v)	Review at least weekly (daily as requested) the net asset value calculation and dividend factor (if any) for the Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ

(vi)	Determine unrealized appreciation and depreciation on securities held by the Fund;

(vii)	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;

(viii)	Update fund accounting system to reflect rate changes, as received from the Fund's investment adviser, on variable interest rate instruments;

(ix)	Post Fund transactions to appropriate categories;

(x)	Accrue expenses of the Fund;

(xi)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

(xii)	Provide accounting reports in connection with the Fund's regular annual audit and other audits and examinations by regulatory agencies; and

(xiii)	Provide such periodic reports as the parties shall agree upon.

(c)	ADDITIONAL ACCOUNTING SERVICES.

Ultimus shall also perform the following additional accounting services for each Fund:

(i)	Provide weekly (or as frequently as may reasonably be requested by the Fund or the Fund's investment adviser) a set of financial statements for the Fund as described below, upon request of the Fund:

Statement of Assets and Liabilities

Statement of Operations

Statement of Changes in Net Assets

Security Purchases and Sales Journals

Portfolio Holdings Reports

(ii)	Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Fund's quarterly and annual reports with the SEC;

(C)	the Fund's annual, semi-annual and quarterly (if any) shareholder reports;

(D)	registration statements and other filings relating to the registration of shares;

(E)	quarterly reviews and annual audit by the Fund's auditors; and

(F)	examinations performed by the SEC

(d)	SPECIAL REPORTS AND SERVICES.

(i)	Ultimus may provide additional special reports upon the request of the Fund or the Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon in advance in writing between the parties.

(ii)	Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon in advance in writing between the parties.

4.	SUBCONTRACTING.

Ultimus may, at its expense and, upon approval by the Funds, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Ultimus shall be responsible, to the extent provided in Section 9 hereof, for all acts of such subcontractor as if such acts were its own.

5.	ALLOCATION OF CHARGES AND EXPENSES.

Ultimus shall furnish at its own expense the executive, supervisory and clerical personnel and office space and equipment necessary to perform its obligations under this Agreement.

Each Fund assumes and shall pay or cause to be paid all other expenses of such Fund other than as stated in the preceding paragraph, including, without limitation, taxes, expenses for legal and auditing services, transfer agency expenses, the expenses of preparing (including typesetting), printing and mailing reports, registration statements (including components thereof and amendments thereto), proxy solicitation material and notices to existing shareholders, the costs of custodial services, stock exchange listing fees, fees and out-of-pocket expenses of Directors who are not affiliated persons of Ultimus or the investment adviser to a Fund, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

6.	COMPENSATION OF ULTIMUS.

For the services to be rendered, the facilities furnished and the expenses assumed by Ultimus pursuant to this Agreement, the Funds shall pay to Ultimus compensation at an annual rate specified in Schedule B attached hereto. Such compensation shall be calculated based on monthly average net assets, and paid to Ultimus monthly. Each Fund shall also reimburse Ultimus for its reasonable out-of-pocket expenses, including but not limited to the travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at Board meetings.

Each Fund shall also reimburse Ultimus for the cost of obtaining secondary security market quotes.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month with respect to a Fund, Ultimus' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Ultimus' compensation for the preceding month shall be made promptly.

7.	EFFECTIVE DATE.

This Agreement shall become effective with respect to the Funds as of the date first written above (the "Effective Date").

8.	TERM OF THIS AGREEMENT.

The term of this Agreement shall continue in effect, unless earlier terminated by Ultimus or a Fund as provided hereunder, for an initial period of three years. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

During the initial three-year period under this Agreement, a Fund may terminate this Agreement, without penalty, by notice to Ultimus, effective at any time specified therein, in the event that (a) the Fund ceases to carry on its business and is being liquidated, (b) the Fund is merged into another management investment company registered under the 1940 Act, or (c) the Fund alleges "cause" (as defined herein) upon the provision of thirty (30) days' advance written notice.

After the initial three-year period under this Agreement, this Agreement may be terminated without penalty: (i) by provision of sixty (60) days' written notice; (ii) by mutual agreement of the parties; or (iii) for "cause" (as defined herein) upon the provision of thirty (30) days' advance written notice by the party alleging cause.

For purposes of this Agreement, "cause" shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Funds, a serious failure to perform satisfactorily Ultimus' obligations hereunder; (iii) during the initial three-year period, the change of key Ultimus personnel (listed on Schedule C) that is not approved by the Funds; (iv) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (v) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

Notwithstanding the foregoing, after such termination for so long as Ultimus, with the written consent of the Funds, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Ultimus and unpaid by the Funds upon such termination shall be immediately due and payable upon and notwithstanding such termination. Ultimus shall be entitled to collect from the Funds, in addition to the compensation described in Schedule B, the amount of all of Ultimus' cash disbursements for services in connection with Ultimus' activities in effecting such termination, including without limitation, the delivery to the Funds and/or their designees of the Funds’ property, records, instruments and documents.

9.	STANDARD OF CARE.

The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall use its best efforts in the performance of its duties hereunder and act in good faith in performing the services provided for under this Agreement. Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus’ failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus' willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 9, the term "Ultimus" shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

Without limiting the generality of the foregoing or any other provision of this Agreement, (i) Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above; and (ii) Ultimus shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Funds (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Funds for certain purposes).

Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

10.	INDEMNIFICATION.

Each Fund agrees to indemnify and hold harmless Ultimus from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of a Fund, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of a Fund (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Fund shall have no obligation to indemnify or reimburse Ultimus under this Article 10 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus' own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 10, the term "Ultimus" shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

The Fund and its officers, employees, shareholders and agents shall not be liable for, and Ultimus shall indemnify and hold harmless from and against, any and all claims made by third parties, including costs, expenses (including reasonable attorney's fees), losses, damages, charges, payments and liabilities of any sort or kind, which result from a negligent act, or omission to act, or bad faith by Ultimus in the performance of its duties hereunder or the breach by Ultimus of any representation or covenant in this Agreement.

11.	RECORD RETENTION AND CONFIDENTIALITY.

Ultimus shall keep and maintain on behalf of each Fund all books and records which the Fund and Ultimus is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 3la-1 and 3la-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Ultimus further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund; except when requested to divulge such information by duly constituted authorities or court process. If Ultimus is requested or required to disclose any confidential information supplied to it by a Fund, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek an appropriate protective order.

12.	FORCE MAJEURE.

Ultimus assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

13.	RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the relevant Fund and all such records and data will be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Fund's demand, turn over to the Fund and cease to retain Ultimus’ files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Fund, such documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six -year period, such records and documents will be turned over to the Fund unless the Fund authorizes in writing the destruction of such records and documents.

14.	REPRESENTATIONS OF THE FUND,

Each Fund certifies to Ultimus that this Agreement has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

15.	REPRESENTATIONS OF ULTIMUS.

Ultimus represents and warrants that: (l) it will maintain a disaster recovery plan and procedures including provisions for emergency use of electronic data processing equipment, which is reasonable in light of the services to be provided, and it will, at no additional expense to the Funds, take reasonable steps to minimize service interruptions; (2) this Agreement has been duly authorized by Ultimus and, when executed and delivered by Ultimus, will constitute a legal, valid and binding obligation of Ultimus, enforceable against Ultimus in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (3) this Agreement does not conflict with or violate any agreement to which Ultimus or its representatives is a party; (4) the various procedures and systems which Ultimus has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Funds and Ultimus' records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (5) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

16.	INSURANCE.

Ultimus shall furnish the Funds with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. Ultimus shall notify the Funds should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Ultimus shall notify the Funds of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Funds from time to time as may be appropriate of the total outstanding claims made by Ultimus under its insurance coverage.

17.	INFORMATION TO BE FURNISHED BY THE FUND.

Each Fund has furnished to Ultimus the following:

(a)	Copies of the Articles of Incorporation and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(b)	Copies of the following documents:

(1)	The Fund's By-Laws and any amendments thereto; and

(2)	Certified copies of resolutions of the Directors covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder.

(c)	A list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters.

(d)	Copies of the Registration Statement for each Fund.

18.	AMENDMENTS TO AGREEMENT.

This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure which has been approved by a Fund does not conflict with or violate any requirements of its Articles of Incorporation or then current registration statement, or any rule, regulation or requirement of any regulatory body.

19.	COMPLIANCE WITH LAW.

Except for the obligations of Ultimus otherwise set forth herein, each Fund assumes full responsibility for compliance with all applicable requirements of the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction.

20.	NOTICES.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Funds, 811 Main Street, 14th Floor, Houston, Texas 77002, Attn: Terry A. Hart; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Brian Lutes; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

21.	ASSIGNMENT.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

22.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

23.	MULTIPLE ORIGINALS.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Signatures located on the next page.

Kayne Anderson Energy Infrastructure Fund, Inc. listed on Schedule A of this Agreement

By:	/s/ Terry A. Hart
Name:	Terry A. Hart
Title:	Chief Financial Officer

Kayne Anderson NextGen Energy & Infrastructure Fund listed on Schedule A of this Agreement

By:	/s/ Terry A. Hart
Name:	Terry A. Hart
Title:	Chief Financial Officer

Ultimus Fund Solutions, LLC

By:	/s/ Gary Tenkman
Name:	Gary Tenkman
Title:	Chief Executive Officer

SCHEDULE A

TO THE CLOSED-END FUND SERVICES AGREEMENT BETWEEN

THE KAYNE ANDERSON CLOSED-END FUNDS

and

ULTIMUS FUND SOLUTIONS, LLC

CLOSED-.END FUNDS

Kayne Anderson Energy Infrastructure Fund, Inc.

Kayne Anderson NextGen Energy & Infrastructure Fund

SCHEDULE B

TO THE CLOSED-END FUND SERVICES AGREEMENT BETWEEN

THE KAYNE ANDERSON CLOSED-END FUNDS

and

ULTIMUS FUND SOLUTIONS, LLC

FEES

Ultimus will provide all of the fund administration and fund accounting services described herein for the Funds listed on Schedule A based on the following fee schedule:

Annual Base Fee Of: $250,000 (billed monthly); plus

Asset Based Fee (based on complex net assets, billed monthly) of:

Average Daily Net	Fee
Assets
First $1 billion	0.020%
$1 billion to $2 billion	0.010%
In excess of $2 billion	0.005%

; plus

Each Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Forms N-CEN and N-PORT and to meet the requirements of Rule 30a-1 under the 1940 Act. In addition, each Fund will also reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

Each Fund agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to each Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to each Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)

Equity Funds*	Less than 11	$3,500 plus out of pocket charges
	11 to 500	$6,000 plus out of pocket charges
	501 to 2,000	$8,000 plus out of pocket charges
	Over 2,000	TBD plus out of pocket charges

Fixed Income Funds	Less than 500	$7,500 plus out of pocket charges
	501 to 1,000	$10,000 plus out of pocket charges
	Over 1,000	TBD plus out of pocket charges

* Equity Fund is defined by any fund that has less than 25% debt exposure over the previous three-month period.

Price Quotes - The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$ 0.08

International Equity (Non-Fair Value)	$ 0.40

International Equity (Fair Value)	$ 0.70

Options	$ 0.10

Futures (Listed)	$ 0.27

Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$ 0.60

Government/Agency	$ 0.58

Floating Rate MTN	$ 0.62

Municipal Bonds	$ 0.66

High Yield Corporate Bonds & High Yield Municipal Bonds	$ 0.82

International Bond	$ 1.08

ABS & ABS Home Equity	$ 1.09

CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$ 1.09

CMBS	$ 1.42

CDO & CLO	$ 3.75

Leverage Loans/Bank loans [monthly]	$ 16.00

Exchange Rates - Spot and Forwards	$ 0.66

Other Securities/Complex, Hard-to-Value Market

SCHEDULE C

TO THE CLOSED-END FUND SERVICES AGREEMENT BETWEEN

THE KAYNE ANDERSON CLOSED-END FUNDS

and

ULTIMUS FUND SOLUTIONS, LLC

Key Personnel

Brian J. Lutes